Exhibit 99.1

NEWS RELEASE

For more information:

Media:	Investor Relations:
John Coulbourn	Martha Schaefer
SeaChange International	SeaChange International
978/897-0100 x3098	978/897-0100 x4050
johnc@schange.com	mschaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

SECOND QUARTER FISCAL 2004 RESULTS

Record Company Revenues;

Over $17 Million in Video-on-Demand Revenues; Over 87,000 VOD Streams Shipped

MAYNARD, Mass. (August 26, 2003) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its second fiscal quarter ended July 31, 2003. Revenues for the quarter were a Company record $36.0 million compared to revenues of $33.3 million in the second quarter of fiscal 2003, an 8% increase. The Company recorded net income of $942,000, or $0.03 per share, versus a net loss of $635,000, or $0.02 per share, for the second quarter of fiscal 2003. The revenues and net income per share for the second quarter of fiscal 2004 were in line with the guidance the Company had previously provided in its press release dated May 29, 2003.

Video-on-Demand (VOD) system revenues for the quarter were $17.6 million, up 16% compared to $15.1 million in the comparable period last year. Total systems revenues for the quarter were $27.5 million, which in addition to VOD, included revenues of $5.4 million from advertising systems and $4.5 million from broadcast systems. Service revenues for the quarter were a record $8.5 million.

For the quarter ended July 31, 2003, EBITDA was $3.9 million, or $0.14 per share, as compared to $2.2 million, or $0.08 per share, in the comparable period last year.1

For the quarter ending October 31, 2003, the Company expects total revenues of approximately $36.0 million and net income of $0.05 per share.

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SeaChange Q2/2

Over 630,000 VOD Television Streams Shipped

“In the second quarter, SeaChange shipped over 87,000 residential VOD streams, which together with VOD revenues, are valuable metrics in gauging not only our success, but that of the industry,” said Bill Styslinger, president and CEO, SeaChange International. “We’ve shipped to date over 630,000 residential VOD streams (3.75 megabits per second) and have recognized $67.0 million in VOD product revenues in the trailing four quarters.

“We continue to push hard to improve the VOD experience and our VODlink software suite is a great example of how we will maintain our leadership,” said Styslinger. “In addition to its channel overlay capabilities, it is the first and only DVD on Demand software available in the industry. I’m proud to say that it will shortly be in trials with major cable operators and I’m hopeful that it will soon help Hollywood to deliver DVDs digitally to the settop, further improving the VOD experience and its revenue potential.

“SeaChange is well positioned to help drive the realization of personal television, which is advancing on different fronts and in different ways around the world. We will continue to focus on achieving profitability while providing the best the industry has to offer in terms of products and service to our customers,” said Styslinger.

SEAC Revenues and Streams

(Trailing Four Quarters)

	Q2 (July ‘03)	Q1 (April ‘03)	Q4 (Jan. ‘03)	Q3 (Oct. ‘02)
Total Revenue (in millions)	$36.0	$34.2	$32.9	$33.9

VOD Revenue (in millions)	$17.6	$17.8	$16.3	$15.3

Streams Shipped	87,000	99,000	82,000	67,000

EPS	$0.03	$0.02	$(0.03)	$(0.02)

The Company will discuss its financial results and business outlook in more detail today during its web cast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com.

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SeaChange Q2/3

1. EBITDA is a non-GAAP number that the Company defines as operating income (loss) excluding depreciation and amortization. A reconciliation of EBITDA to net income for these periods is contained in the financial schedules that accompany this release. EBITDA is an important measurement used by management to measure the operating profits or losses of the business. EBITDA is one of several metrics used by management to measure the cash generated from operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with nCube Corp. and the securities class action lawsuits; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those

SeaChange Q2/4

appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on May 1, 2003. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.seachangeinternational.com.

MediaCluster is a patent and trademark of SeaChange International, Inc.

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SeaChange Q2/5

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31, 2003	July 31, 2002	July 31, 2003	July 31, 2002
Revenues	$35,968	$33,290	$70,179	$67,033
Cost of revenues	21,119	20,543	41,611	42,126

Gross profit	14,849	12,747	28,568	24,907

Operating expenses:

Research and development	6,464	6,457	12,709	12,667
Selling and marketing	4,197	4,112	8,351	8,018
General and administrative	2,857	3,166	5,705	20,048

	13,518	13,735	26,765	40,733

Income (loss) from operations	1,331	(988)	1,803	(15,826)
Interest income, net	442	353	831	720
Impairment on investments in affiliates	(313)	—	(313)	—
Equity loss in earnings of affiliates	(5)	—	(40)	—

Income (loss) before income taxes	1,455	(635)	2,281	(15,106)
Income tax expense	513	— —	777	7,364

Net income (loss)	$942	$(635)	$1,504	$(22,470)

Basic income (loss) per share	$0.04	$(0.02)	$0.06	$(0.85)

Diluted income (loss) per share	$0.03	$(0.02)	$0.05	$(0.85)

Weighted average common shares outstanding-
Basic	26,903	26,604	26,836	26,571

Diluted	27,813	26,604	27,556	26,571

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SeaChange Q2/6

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2003	January 31, 2003
Assets
Current assets:
Cash and cash equivalents	$62,270	$68,776
Marketable securities	2,496	1,012
Accounts receivable, net	39,918	21,291
Inventories	21,170	23,189
Prepaid expenses and other current assets	3,439	4,713
Deferred income taxes	49	49

Total current assets	129,342	119,030

Property and equipment, net	15,020	14,970
Marketable securities	29,231	30,746
Investments in affiliates	2,612	2,965
Other assets	180	182
Intangibles, net	2,093	2,893
Goodwill	253	253

	$178,731	$171,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$23,318	$21,167
Current portion of line of credit and obligations under capital leases	179	214
Customer deposits	926	610
Deferred revenue	14,894	11,624

Total current liabilities	39,317	33,615

Long-term debt and other long-term liabilities	653	744

Common stock and other equity	162,632	161,778
Accumulated deficit	(23,450)	(24,954)
Accumulated other comprehensive loss	(421)	(144)

Total stockholders’ equity	138,761	136,680

	$178,731	$171,039

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SeaChange Q2/7

SeaChange International, Inc.

Unaudited Reconciliation Between Consolidated Statements of Operations

and Earnings Before Interest, Taxes, Depreciation and Amortization

(In thousands)

	Three months ended
	July 31, 2003	July 31, 2002
Net income (loss)	$942	$(635)
Income tax expense	513	—
Interest income, net	(442)	(353)
Impairment in investments in affiliates	313	—
Equity loss in earnings of affiliates	5	—
Depreciation and amortization	2,535	3,184

Earnings (loss) before interest, taxes, depreciation and amortization	$3,866	$2,196

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